Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors Build-A-Bear Workshop, Inc.
We consent to the incorporation by reference in the registration statement No. 333-120012 on Form S-8 of Build-A-Bear Workshop, Inc. of our report dated March 23, 2005, with respect to the consolidated balance sheets of Build-A-Bear Workshop, Inc. as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended January 1, 2005, which report appears in the January 1, 2005, annual report on Form 10-K of Build-A-Bear Workshop.
As discussed in Note 3 to the consolidated financial statements, the Company has restated the consolidated balance sheet as of January 3, 2004 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended January 3, 2004 and December 28, 2002.

/s/ KPMG LLP
St. Louis, Missouri
March 28, 2005